ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS
Abercrombie brands deliver highest third quarter net sales since 2014

New Albany, Ohio, November 22, 2022: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended October 29, 2022. These compare to results for the third quarter ended October 30, 2021. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said “We were pleased to see year-over-year sales trends improve across brands in light of the global macroeconomic environment. While net sales were down 3% as compared to last year on a reported basis, net sales were flat on a constant currency basis. Results were driven by Abercrombie brands where we delivered the highest Q3 net sales since 2014 and the tenth consecutive quarter of average unit retail growth.

We are cautiously optimistic as the holiday season kicks into high gear. While the environment remains dynamic, we are focused on what we can control. We have strategically adjusted our inventory receipts for holiday and early-2023, and unlike last year, we have the inventory on hand to fulfill holiday demand in the peak Black Friday to Christmas period. Additionally, we have reduced controllable spend where appropriate. At the same time, we are leveraging our strong financial position to advance the long-term, strategic investments necessary to achieve our 2025 Always Forward Plan.”

Details related to reported net (loss) income per diluted share and adjusted net income per diluted share for the third quarter are as follows:

	2022	2021
GAAP	$(0.04)	$0.77
Excluded items, net of tax effect (1)	(0.05)	(0.09)
Adjusted non-GAAP	$0.01	$0.86
Impact from changes in foreign currency exchange rates (2)	—	(0.10)
Adjusted non-GAAP constant currency	$0.01	$0.76
(1)Excluded items consist of pre-tax store asset impairment charges.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the third quarter ended October 29, 2022 as compared to the third quarter ended October 30, 2021:
•Net sales of $880 million, down 3% as compared to last year on a reported basis and approximately flat on a constant currency basis.
•Gross profit rate of 59.2%, down approximately 450 basis points as compared to last year. The year-over-year decrease was primarily driven by 370 basis points of higher freight and raw material costs and 60 basis points from the adverse impact of exchange rates.
•Operating expense, excluding other operating income, net, approximately flat compared to last year, with decreases in marketing and incentive-based compensation, offset by higher inflation and digital fulfillment expenses. Operating expense as a percentage of sales increased to 57.2% from 55.8% last year.
•     Operating income of $18 million and $21 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating income of $73 million and $79 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net loss per diluted share of $0.04 on a reported basis and net income per diluted share $0.01 on an adjusted non-GAAP basis, as compared to net income per diluted share last year of $0.77 and $0.86 on a reported and adjusted non-GAAP basis, respectively.

Net Sales
Net sales by brand and region for the third quarter are as follows:

(in thousands)	2022	2021	1 YR % Change
Net sales by brand:
Hollister (1)	$457,752	$522,311	(12)%
Abercrombie (2)	422,332	382,849	10%
Total company	$880,084	$905,160	(3)%

Net sales by region: (3)	2022	2021	1 YR % Change
United States	$674,555	$654,858	3%
EMEA	139,826	179,156	(22)%
APAC	28,293	38,215	(26)%
Other (4)	37,410	32,931	14%
International	$205,529	$250,302	(18)%
Total company	$880,084	$905,160	(3)%
(1)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(4)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Financial Position and Liquidity
As of October 29, 2022 the company had:
•Cash and equivalents of $257 million. This compares to cash and equivalents of $823 million and $866 million as of January 29, 2022 and October 30, 2021, respectively.
•Inventories of $742 million, an increase of 36% to Q3 2021. Approximately 92% of the inventory is current, defined as current season, long-lived, or future set. The third quarter lapped the lowest Q3 on hand inventory levels since the mid-2000s and the lowest total inventory in over a decade, driven by shipping delays and production shutdowns in Vietnam, where the company had outsized exposure relative to industry average. Low on-hand inventories in 2021 led to missed sales opportunity in the back half. This year, inventory deliveries were proactively pulled forward to ensure product is in stock for the holiday season.
•Long-term gross borrowings under the company’s senior secured notes of $300 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $359 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $617 million. This compares to liquidity of $1.1 billion and $1.1 billion as of January 29, 2022 and October 30, 2021, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended October 29, 2022 are as follows:
•Net cash used for operating activities of $301 million.
•Net cash used for investing activities of $96 million.
•Net cash used for financing activities of $155 million.

During the 2022 third quarter, the company purchased $8 million of its senior secured notes on the open market. In addition, in the 2022 third quarter, the company repurchased 510,000 shares for approximately $8 million. For the year-to-date period ended October 29, 2022, the company repurchased approximately 4.8 million shares for $126 million. The company has $232 million remaining on the share repurchase authorization established in November 2021.

Depreciation and amortization was $98 million for the year-to-date period ended October 29, 2022.

Fiscal 2022 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2022, the company now expects:
•Net sales to be down in the range of 2 to 3% from $3.7 billion in 2021. This compares to the previous outlook of down mid-single-digits. The outlook includes an estimated adverse impact of approximately 250 basis points from foreign currency up from an estimated 200 basis points last quarter.
•Operating margin in the range of 2 to 3%, compared to the previous outlook of 1 to 3%.
•Capital expenditures of approximately $170 million.

Fiscal 2022 Fourth Quarter Outlook
For the fourth quarter of fiscal 2022, the company expects:
•Net sales to be down in the range of 2 to 4% to fiscal fourth quarter 2021 level of $1.2 billion. The level assumes an estimated adverse impact of approximately 300 basis points from foreign currency.
•Operating margin to be in the range of 5 to 7%.
•Effective tax rate in the mid-to-high 40s with the rate sensitive to earnings levels by geography.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the fourth quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode.
https://event.loopup.com/SelfRegistration/registration.aspx?booking=Rz4niUfMLcA5k2x8N7OoXBTXYIYHw18aMpfHKJOJVEM=&b=2389e96d-457b-46a8-bebb-fec356d5b031
A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our fourth quarter and annual fiscal 2022 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks and uncertainty related to the ongoing COVID‐19 pandemic and any other adverse public health developments; risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to recent inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic initiatives, including our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; and risks related to cybersecurity threats and privacy or data security breaches or the potential loss or disruption of our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net (loss) income and net (loss) income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined "Hollister" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands and "Abercrombie" refers to the company's Abercrombie & Fitch and abercrombie kids brands.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mackenzie Gusweiler	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Net sales	$880,084	100.0%	$905,160	100.0%
Cost of sales, exclusive of depreciation and amortization	359,268	40.8%	328,916	36.3%
Gross profit	520,816	59.2%	576,244	63.7%
Stores and distribution expense	367,333	41.7%	351,815	38.9%
Marketing, general and administrative expense	133,201	15.1%	146,269	16.2%
Asset impairment	3,744	0.4%	6,749	0.7%
Other operating income, net	(1,005)	(0.1)%	(1,320)	(0.1)%
Operating income	17,543	2.0%	72,731	8.0%
Interest expense, net	7,295	0.8%	7,270	0.8%
Income before income taxes	10,248	1.2%	65,461	7.2%
Income tax expense	10,966	1.2%	16,383	1.8%
=IF((AND(C15<0,F15<0)),"Net loss",IF(AND(C15>=0,F15>=0),"Net income",IF(AND(C15<=0,F15>=0),"Net (loss) income","Net income (loss)")))	(718)	(0.1)%	49,078	5.4%
Less: Net income attributable to noncontrolling interests	1,496	0.2%	1,845	0.2%
Net (loss) income attributable to A&F	$(2,214)	(0.3)%	$47,233	5.2%

Net (loss) income per share attributable to A&F
Basic	$(0.04)		$0.80
Diluted	$(0.04)		$0.77

Weighted-average shares outstanding:
Basic	49,486		58,796
Diluted	49,486		61,465

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Net sales	$2,497,937	100.0%	$2,551,415	100.0%
Cost of sales, exclusive of depreciation and amortization	1,061,684	42.5%	916,552	35.9%
Gross profit	1,436,253	57.5%	1,634,863	64.1%
Stores and distribution expense	1,045,667	41.9%	993,170	38.9%
Marketing, general and administrative expense	379,518	15.2%	391,129	15.3%
Asset impairment	9,336	0.4%	10,199	0.4%
Other operating income, net	(3,894)	(0.2)%	(4,586)	(0.2)%
Operating income	5,626	0.2%	244,951	9.6%
Interest expense, net	21,519	0.9%	27,151	1.1%
(Loss) income before income taxes	(15,893)	(0.6)%	217,800	8.5%
Income tax expense	14,413	0.6%	15,560	0.6%
Net (loss) income	(30,306)	(1.2)%	202,240	7.9%
Less: Net income attributable to noncontrolling interests	5,211	0.2%	4,739	0.2%
Net (loss) income attributable to A&F	$(35,517)	(1.4)%	$197,501	7.7%

Net (loss) income per share attributable to A&F
Basic	$(0.70)		$3.24
Diluted	$(0.70)		$3.10

Weighted-average shares outstanding:
Basic	50,673		60,879
Diluted	50,673		63,770

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$3,744	$3,744	$—
Operating income	17,543	(3,744)	21,287
Income before income taxes	10,248	(3,744)	13,992
Income tax expense (3)	10,966	(976)	11,942
Net (loss) income attributable to A&F	$(2,214)	$(2,768)	$554

Net (loss) income per diluted share attributable to A&F	$(0.04)	$(0.05)	$0.01
Diluted weighted-average shares outstanding:	49,486		50,648
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store and other asset impairment charges of $3.7 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$6,749	$6,749	$—
Operating income	72,731	(6,749)	79,480
Income before income taxes	65,461	(6,749)	72,210
Income tax expense (3)	16,383	(1,375)	17,758
Net income attributable to A&F	$47,233	$(5,374)	$52,607

Net income per diluted share attributable to A&F	$0.77	$(0.09)	$0.86
Diluted weighted-average shares outstanding:	61,465		61,465
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $6.7 million
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended October 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$9,336	$9,336	$—
Operating income	5,626	(9,336)	14,962
Loss before income taxes	(15,893)	(9,336)	(6,557)
Income tax expense (3)	14,413	(2,505)	16,918
Net loss attributable to A&F	$(35,517)	$(6,831)	$(28,686)

Net loss per diluted share attributable to A&F	$(0.70)	$(0.13)	$(0.57)
Diluted weighted-average shares outstanding:	50,673		50,673
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store and other asset impairment charges of $9.3 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended October 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$10,199	$10,199	$—
Operating income	244,951	(10,199)	255,150
Income before income taxes	217,800	(10,199)	227,999
Income tax expense (3)	15,560	(2,048)	17,608
Net income attributable to A&F	$197,501	$(8,151)	$205,652

Net income per diluted share attributable to A&F	$3.10	$(0.13)	$3.22
Diluted weighted-average shares outstanding:	63,770		63,770
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $10.2 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended October 29, 2022 and October 30, 2021
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2022	2021	% Change
Net sales
GAAP (1)	$880,084	$905,160	(3)%
Impact from changes in foreign currency exchange rates (2)	—	(26,860)	3%
Net sales on a constant currency basis	$880,084	$878,300	0%

Gross profit	2022	2021	BPS Change (3)
GAAP (1)	$520,816	$576,244	(450)
Impact from changes in foreign currency exchange rates (2)	—	(22,419)	60
Gross profit on a constant currency basis	$520,816	$553,825	(390)

Operating income	2022	2021	BPS Change (3)
GAAP (1)	$17,543	$72,731	(600)
Excluded items (4)	(3,744)	(6,749)	30
Adjusted non-GAAP	$21,287	$79,480	(640)
Impact from changes in foreign currency exchange rates (2)	—	(8,341)	70
Adjusted non-GAAP constant currency basis	$21,287	$71,139	(570)

Net (loss) income attributable to A&F	2022	2021	$ Change
GAAP (1)	$(0.04)	$0.77	$(0.81)
Excluded items, net of tax (4)	(0.05)	(0.09)	0.04
Adjusted non-GAAP	$0.01	$0.86	$(0.85)
Impact from changes in foreign currency exchange rates (2)	—	(0.10)	0.10
Adjusted non-GAAP constant currency basis	$0.01	$0.76	$(0.75)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of $3.7 million pre-tax store and other asset impairment charges for the current year and $6.7 million pre-tax store asset impairment charges for the prior year, respectively.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Brand and Geography
Thirteen Weeks Ended October 29, 2022 and October 30, 2021
(in thousands, except percentage changes)
(Unaudited)

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Hollister (2)	$457,752	$522,311	$(18,740)	$503,571	(12)%	(9)%
Abercrombie (3)	422,332	382,849	(8,120)	374,729	10%	13%
Total company	$880,084	$905,160	$(26,860)	$878,300	(3)%	0%

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by region: (4)
United States	$674,555	$654,858	$—	$654,858	3%	3%
EMEA	139,826	179,156	(21,686)	157,470	(22)%	(11)%
APAC	28,293	38,215	(3,431)	34,784	(26)%	(19)%
Other (5)	37,410	32,931	(1,743)	31,188	14%	20%
International	$205,529	$250,302	$(26,860)	$223,442	(18)%	(8)%
Total company	$880,084	$905,160	$(26,860)	$878,300	(3)%	0%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(2)Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(3)Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(4)Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(5)Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Current assets:
Cash and equivalents	$257,332	$823,139	$865,622
Receivables	108,468	69,102	83,447
Inventories	741,963	525,864	543,713
Other current assets	112,602	89,654	111,423
Total current assets	1,220,365	1,507,759	1,604,205
Property and equipment, net	542,138	508,336	516,176
Operating lease right-of-use assets	713,166	698,231	762,641
Other assets	218,325	225,165	229,512
Total assets	$2,693,994	$2,939,491	$3,112,534

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$322,128	$374,829	$424,560
Accrued expenses	378,366	395,815	355,149
Short-term portion of operating lease liabilities	211,304	222,823	209,812
Income taxes payable	23,694	21,773	39,900
Total current liabilities	935,492	1,015,240	1,029,421
Long-term liabilities:
Long-term portion of operating lease liabilities	$708,512	$697,264	$764,346
Long-term borrowings, net	296,532	303,574	303,247
Other liabilities	97,393	86,089	97,191
Total long-term liabilities	1,102,437	1,086,927	1,164,784
Total Abercrombie & Fitch Co. stockholders’ equity	646,231	826,090	908,934
Noncontrolling interests	9,834	11,234	9,395
Total stockholders’ equity	656,065	837,324	918,329
Total liabilities and stockholders’ equity	$2,693,994	$2,939,491	$3,112,534

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Operating activities
Net cash (used for) provided by operating activities	$(301,194)	$131,287

Investing activities
Purchases of property and equipment	$(120,282)	$(62,223)
Proceeds from sale of property and equipment	11,891	—
Withdrawal of funds from Rabbi Trust assets	12,000	—
Net cash used for investing activities	$(96,391)	$(62,223)

Financing activities
Purchase of senior secured notes	(7,862)	(46,969)
Payment of debt issuance or modification costs and fees	(181)	(2,016)
Purchases of common stock	(125,775)	(235,249)
Other financing activities	(21,088)	(20,124)
Net cash used for financing activities	$(154,906)	$(304,358)

Effect of foreign currency exchange rates on cash	$(14,871)	$(8,560)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(567,362)	$(243,854)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$834,368	$1,124,157
Cash and equivalents, and restricted cash and equivalents, end of period	$267,006	$880,303

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended October 29, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
July 30, 2022	358	155	172	49	530	204	734
New	9	2	3	5	12	7	19
Permanently closed	—	(1)	(1)	—	(1)	(1)	(2)
October 29, 2022	367	156	174	54	541	210	751

	Thirty-Nine Weeks Ended October 29, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 29, 2022	351	154	173	51	524	205	729
New	16	5	5	5	21	10	31
Permanently closed	—	(3)	(4)	(2)	(4)	(5)	(9)
October 29, 2022	367	156	174	54	541	210	751
(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 10 international franchise stores as of October 29, 2022, 9 international franchise stores as of July 30, 2022 and 8 international franchise stores as of January 29, 2022. Excludes 14 company-operated temporary stores as of October 29, 2022 and 15 company-operated temporary stores July 30, 2022 and 14 company-operated temporary stores January 29, 2022.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 19 international franchise stores as of October 29, 2022, 16 international franchise stores as of July 30, 2022 and 14 international franchise stores as of January 29, 2022. Excludes 4 company-operated temporary stores as of October 29, 2022 and July 30, 2022 and 5 company-operated temporary stores as of January 29, 2022.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of October 29, 2022, July 30, 2022, and January 29, 2022.